Exhibit 99.1
China Valves Technology, Inc. Ray Chen, VP of Investor Relations Tel: +1 650-281-8375 +86 13925279478 E-mail: raychen@cvalve.net	CCG Investor Relations Linda Salo, Sr. Financial Writer Tel: +1 646-922-0894 E-mail: linda.salo@ccgir.com

Renrui Tang, Chief Financial Officer Tel: +86-371-8600-9777 E-mail: renrui.tang@cvalve.com http://www.cvalve.com	Crocker Coulson, President Tel: +1 646-213-1915 E-mail: crocker.coulson@ccgir.com http://www.ccgirasia.com

FOR IMMEDIATE RELEASE

China Valves Technology, Inc. Announces Third Quarter 2010 Results

~Raises Full Year Guidance

KAIFENG, CHINA, November 10, 2010 – China Valves Technology, Inc. (NASDAQ: CVVT) ("China Valves” or the “Company"), a leading Chinese metal valve manufacturer, today announced its financial results for the three months ended September 30, 2010.

Third Quarter 2010 Highlights

  Third quarter net revenue reached $55.3 million, up 97.8% year-over-year

  Gross profit increased to $25.1 million, up 82.4% year-over-year

  Net income reached $15.9 million, or $0.45 per fully diluted share, up from $3.8 million, or $0.12 per fully diluted share, for the third quarter of 2009

  Adjusting for non-cash items related to the change in fair value of warrant liabilities and non-cash compensation expense related to the release of make good shares from escrow, adjusted net income was $15.6 million, or $0.44 per diluted share, compared with adjusted net income of $7.4 million, or $0.21 per diluted share, for the third quarter of 2009

"The third quarter was another record breaking quarter for China Valves as we nearly doubled our sales year-over-year due to the contribution of our acquired subsidiaries and strong demand from our end-user customers in the thermal power generation, water supply and petrochemical, oil and gas sectors. With support from our Shanghai Pudong Hanwei Valve Co., Ltd. (“Hanwei Valve”), we have continued to gain ground in the petrochemical, oil and gas sectors,” said Mr. Jianbao Wang, CEO of China Valves. "During the quarter, we restructured our production to optimize the utilization of our various factories by shifting sales from Henan Kaifeng High Pressure Valve Co., Ltd. (“Kaifeng Valve”) and Zhengzhou City Zhengdie Valve Co., Ltd. (“Zhengdie Valve”) to the newly acquired Able Delight (Changsha) Valve Co., Ltd. (“Changsha Valve”) and Hanwei Valve. Integrating the sales of our different subsidiaries further is our current priority. "

Third Quarter 2010 Results

For the quarter ended September 30, 2010, the Company's total revenue was $55.3 million, an increase of 97.8% from $28.0 million in the same quarter last year. The increase was primarily a result of $23.5 million in revenue contributed by the recently acquired subsidiaries Yangzhou Rock Valve Lock Technology Co., Ltd. ("Yangzhou Rock"), Changsha Valve and Hanwei Valve. The increased demand for the Company's valves was driven by China's rapid industrialization and infrastructure investment by the Chinese government. The Company also expanded sales in the petrochemical, oil and gas, and nuclear power markets, while reinforcing its position in the thermal power and hydro-power markets.

Gross profit for the quarter was $25.1 million, up 82.4% from $13.8 million for the same period of 2009. Gross margin was 45.4% for the quarter compared to 49.3% for the same period in 2009. Gross margin was slightly lower due to three factors. First, the Company’s newly-acquired subsidiaries have relatively lower margins as a result of their having operated at less than full capacity, with the result that their products currently have higher fixed costs per unit. A second factor contributing to lower margins was increased raw material costs during the quarter. Finally, the Company sold a larger than expected percentage of lower priced medium to low pressure valves during the quarter.

Selling expenses were $2.4 million, compared to $1.7 million in the same quarter of 2009. This increase was mainly because of higher commission expenses associated with increased sales. However, selling expenses as a percentage of sales decreased to 4.4% for the third quarter 2010 from 6.2% for the third quarter 2009 as the Company implemented stricter cost control policies.

General and administrative expenses were $3.0 million, compared to $1.8 million in the third quarter of 2009. The increase was primarily attributable to the expenses associated with the three newly acquired subsidiaries.

Research and development expenses were $26,929, compared to $15,677 in the third quarter of 2009. The increase was mainly due to the increased number of ongoing projects.

Total other income was $380,672 for the third quarter of 2010, compared with other expenses of $226,250 for the same period in the previous year. The difference was mainly due to the non-cash change in fair value of warrant liabilities of $0.3 million and other income of $94,892 in the three months ended September 30, 2010 compared with a non-cash change in fair value of warrant liabilities of $90,491 and other expenses of $304,862 for the same period in 2009.

Income tax expense was $4.1 million, compared to $2.5 million for the third quarter of 2009. Income tax increased mainly due to increased taxable earnings in the three-month period ended on September 30, 2010, compared to 2009.

Net income for the third quarter of 2010 was $15.9 million, up from $3.8 million for the corresponding quarter in 2009. Diluted earnings per share were $0.45 for the third quarter of 2010, compared to diluted earnings per share of $0.12 for the third quarter of 2009. After adjusting for a non-cash change in the fair value of warrant liabilities of $0.3 million, the Company achieved net income of $15.6 million, or $0.44 per diluted share for the third quarter 2010, compared to net income of $7.4 million, or $0.21 per diluted share, for the third quarter of 2009, after adjusting for a non-cash change in the fair value of warrant liabilities of $90,491 and non-cash stock compensation expense related to the release of 4.2 million make good shares from escrow after the Company achieved its make good target for fiscal year 2009. Please see the table below for a reconciliation of adjusted financial information to GAAP financial information. The Company had 35,250,241 weighted average diluted shares outstanding in the third quarter 2010 compared with 31,446,247 in the third quarter 2009.

Comparison of the First Nine Months of 2010 and 2009

Revenue for the first nine months of 2010 was $131.4 million, up 86.4% from revenue of $70.5 million for the first nine months of 2009. Gross profit was $62.0 million, up 77.5% from gross profit of $34.9 million for the nine months of 2009. Gross margin was 47.2%, compared to 49.5% for the first nine months of 2009. Net income was $36.8 million, or $1.06 per diluted share, up 430.6% from $6.9 million, or $0.23 per diluted share, for the same period a year ago. After adjusting for a gain of $1.0 million from acquisitions and a loss of $262,633 million in non-cash changes in fair value of warrant liabilities, non-GAAP net income for the first nine months of 2010 was $36.0 million, or $1.02 per diluted share, compared with net income of $18.5 million, or $0.53 per diluted share, in the corresponding period of 2009, after adjusting for $310,143 in non-cash changes in fair value of warrant liabilities, and $11.3 million non-cash stock compensation expense related to the release of make good shares from escrow.

Financial Condition

As of September 30, 2010, China Valves had $8.4 million in cash and cash equivalents, $76.2 million in working capital and a current ratio of 3.0:1. Accounts receivable were $74.5 million as of September 30, 2010 compared with $32.3 million as of December 31, 2009 and days sales outstanding were 111 for the nine months ended September 30, 2010 compared with 104 for the corresponding period last year. The Company has been working on improving the collection of accounts receivable by implementing various measures, such as compensating sales personnel for collections.

The Company had no long-term debt on its balance sheet as of September 30, 2010. Shareholders' equity stood at $179.5 million, compared with $113.4 million as of December 31, 2009.

The Company generated $5.5 million in cash from operating activities for the nine months ended September 30, 2010, compared with $20.1 million for the same period in 2009. The decrease in cash flow from operating activities was primarily due to the increased trade receivables and inventories resulting from the increased sales in the third quarter of 2010, the new subsidiaries acquired, as well as an expected increase in sales during the fourth quarter of 2010.

The Company used $32.7 million in cash for investing activities for the nine months ended September 30, 2010, mainly for acquisitions. In the same period, the Company had $20.9 million in cash flow from financing activities, mainly due to the public offering of securities and the exercise of outstanding warrants.

As of September 30, 2010, the Company had no principal outstanding under its credit facilities and lines of credit.

Subsequent Events

In August, 2010, Changsha Valve was certified as a qualified supplier of China Nuclear Power Engineering Co., Ltd. ("CNPE"). Changsha Valve is China Valves' second subsidiary after Kaifeng Valve to receive such certification. The certificate applies to butterfly valves, ball valves and cage guided globe valves for the conventional island of nuclear power plants and also covers Changsha Valve's butterfly valves with a diameter of 5.5 meters, which are the largest produced in China. The certificate is reviewed and renewed every three years.

On October11, 2010, the Company appointed Mr. Jianbao Wang as Chief Executive Officer. Mr. Wang replaced Mr. Siping Fang, who continues to serve as the Chairman of the Board. Mr. Wang has been General Manager of China Valves since July 2009 and has played an integral part in completing and integrating three acquisitions for the Company, as well as improving the Company's management and business processes.

Business Outlook

The Company expects to improve sales efficiency through consolidation of sales of its subsidiaries, cross-regional promotion, and further diversification of end-user industries. In the upcoming months, the Company expects to see a growing contribution from Hanwei Valve in sales in the petrochemical, oil and gas sectors. As of September 30, 2010, the Company’s backlog was around RMB 500 million (approximately $73 million), of which it expects to realize RMB 300 million (approximately $44 million) in the fourth quarter of 2010. As such, the Company expects to generate approximately $11 million in net income for the fourth quarter of 2010.

“Given the strong performance of our new subsidiaries, we expect to outperform our previous guidance of $40 million in net income for 2010 by approximately $7 million. Looking forward towards 2011, we remain confident in the growth opportunities with our end-user markets and in our position as an industry leader. We expect to further strengthen the performance of our new subsidiaries as we continue to integrate sales practices and improve manufacturing efficiency of our companies. As a result, we target around 30% revenue growth for 2011 excluding any additional acquisitions.”

Conference Call

The Company will host a conference call at 9:00 a.m. ET on Wednesday, November 10, 2010 to discuss the third quarter fiscal year 2010 results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 359-2871. International callers should dial +1(702) 224-9509. When prompted by the operator, mention the conference passcode 23343184. If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Wednesday, November 10, 2010 at 12:00 p.m. ET. To access the replay, please dial (800) 642-1687 and enter the passcode 23343184. International callers should dial +1(706) 645-9291 and enter the same passcode 23343184.

Non-GAAP Financial Measures

To supplement the Company's condensed consolidated financial statements for the three and nine months ended September 30, 2010 and September 30, 2009 presented on a GAAP basis, the Company provided adjusted financial information in this release that excludes the impact of gains from acquisitions, changes in fair value of derivative instruments and non-cash compensation expenses related to the make good agreement associated with the Company's August 2008 private placement financing. The Company's management believes that these adjusted measures, adjusted net income and adjusted diluted earnings per share provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. In addition, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measure to the nearest GAAP measure appears in the table below.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30, 2010
	2010	2009	2010	2009

Net Income	15,877,538	3,753,970	36,789,370	6,934,032
Add back (Deduct):
Non-cash stock compensation expense related to release of make good shares from escrow	0	3,779,849	0	11,279,336
Change in fair value of warrant liabilities	(301,871)	(90,491)	262,633	310,143
Gain from acquisition	0	0	(1,016,198)	0
Adjusted Net Income	15,575,667	7,443,328	36,035,805	18,523,511

Diluted EPS	0.45	0.12	1.06	0.23
Add back (Deduct):
Non-cash stock compensation expense related to release of make good shares from escrow	0.00	0.11	0.00	0.32
Change in fair value of warrant liabilities	(0.01)	(0.00)	0.01	0.01
Gain from acquisition	0.00	0.00	(0.03)	0.00
Adjusted EPS	0.44	0.21	1.02	0.53

Weighted average number of shares - Diluted	35,250,241	31,446,247	34,727,623	30,670,673

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., Tai Zhou Tai De Valve Co., Ltd., Yangzhou Rock Valve Lock Technology Co., Ltd., Able Delight (Changsha) Valve Co., Ltd. and Shanghai Pudong Hanwei Valve Co., Ltd., is engaged in development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China’s valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products by extensive research and development and owns a number of patents. It enjoys significant domestic market shares and exports to Asia and Europe. For more information, visit http://www.cvalve.com

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise. This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company's stock. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

Financial Tables to Follow:

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER, 2010 AND 2009
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
SALES	$55,325,227	27,971,501	$131,366,951	$70,484,712

COST OF GOODS SOLD	30,197,441	14,191,615	69,394,665	35,565,231

GROSS PROFIT	25,127,786	13,779,886	61,972,286	34,919,481
	45.42%	49.26%	47.17%	49.54%
OPERATING EXPENSES:
Selling	2,438,379	1,739,431	6,650,841	4,654,287
General and administrative	3,023,265	1,762,085	9,041,799	5,520,928
Non-cash stock compensation expense	11,924	3,779,849	44,095	11,279,336
Research and development	26,929	15,677	181,861	38,493
Total operating expenses	5,500,497	7,297,042	15,918,596	21,493,044

INCOME FROM OPERATIONS	19,627,289	6,482,844	46,053,690	13,426,437

OTHER EXPENSE (INCOME):
Other (income) expense, net	(94,892)	304,862	(490,768)	(336,585)
Gain from acquisition	-	-	(1,016,198)	-
Interest and finance expense, net	16,091	11,879	82,289	138,031
Change in fair value of warrant liabilities	(301,871)	(90,491)	262,633	310,143
Total other (income) expense, net	(380,672)	226,250	(1,162,044)	111,589

INCOME BEFORE PROVISION FOR INCOME TAXES	20,007,961	6,256,594	47,215,734	13,314,848

INCOME TAX EXPENSE	4,130,423	2,502,624	10,426,364	6,380,816

NET INCOME	15,877,538	3,753,970	36,789,370	6,934,032

OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation gain (loss)	2,910,751	65,058	3,597,068	(16,007)

COMPREHENSIVE INCOME	$18,788,289	$3,819,028	$40,386,438	$6,918,025

BASIC EARNINGS PER SHARE:
Weighted average number of shares	35,097,967	31,398,770	34,513,314	30,559,609
Earnings per share	0.45	0.12	1.07	0.23

DILUTED EARNINGS PER SHARE:
Weighted average number of shares	35,250,241	31,446,247	34,727,623	30,670,673
Earnings per share	$0.45	$0.12	$1.06	$0.23

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2010 AND DECEMBER 31, 2009

ASSETS
	September 30,	December 31,
	2010	2009
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$8,387,646	$14,485,408
Restricted cash	1,321,429	1,047,389
Notes receivable	650,709	414,193
Accounts receivable, net of allowance for doubtful accounts of $1,118,000 and $908,338 as of September 30, 2010 and December 31, 2009, respectively	74,524,480	32,341,042
Other receivables	5,257,317	4,481,610
Other receivables -Related party	149,700	-
Inventories, net	20,216,280	9,246,801
Purchase deposits and prepaid expense	2,310,480	1,567,960
Advances on inventory purchases - related party	377,979	385,066
Rental prepayment - short-term	308,888	307,630
Total current assets	113,504,908	64,277,099

PLANT AND EQUIPMENT, net	41,252,690	28,468,866

OTHER ASSETS:
Accounts receivable - retainage, long term	5,616,060	1,523,395
Deposit for acquisition	-	13,215,650
Advances on equipment purchases	526,627	654,931
Rental prepayment - long-term	36,623	307,630
Long term receivable	-	440,100
Goodwill	32,520,685	20,811,767
Intangibles, net of accumulated amortization	22,558,054	9,639,180
Other investments, at lower of cost or market	780,149	764,515
Total other assets	62,038,198	47,357,168

Total assets	$216,795,796	$140,103,133

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable - trade	$13,260,729	$6,953,499
Short term loans	2,188,439	5,048,246
Other payables	3,487,444	2,662,930
Other payables - related parties	1,705,639	1,891,870
Notes payable	-	733,500
Accrued liabilities	2,783,728	2,033,626
Customer deposits	7,257,010	3,325,906
Customer deposits-related parties	149,700	-
Taxes payable	5,900,061	2,293,346
Warrant liabilities	589,348	1,730,837
Total current liabilities	37,322,098	26,673,760

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value; 300,000,000 shares authorized; 34,642,876 shares and 31,727,212 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	34,642	31,726
Additional paid-in-capital	96,189,914	70,534,943
Statutory reserves	9,339,320	5,534,575
Retained earnings	64,160,852	31,176,227
Accumulated other comprehensive income	9,748,970	6,151,902
Total shareholders' equity	179,473,698	113,429,373

Total liabilities and shareholders' equity	$216,795,796	$140,103,133

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30,
(Unaudited)

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$36,789,370	$6,934,032
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	2,594,192	1,111,294
Amortization	513,577	175,413
Bad debt provision	187,768	200,595
Gain on acquisition	(1,016,198)	-
(Gain) Loss on disposal of fixed assets	(1,564)	52,098
Stock compensation	44,095	11,279,336
Change in fair value of warrant liabilities	262,633	310,143
Change in operating assets and liabilities:
Restricted cash due to sales covenant	(1,089,637)	(571,331)
Notes receivable	(224,086)	636,201
Accounts receivable-trade	(40,886,982)	(1,609,558)
Other receivables	(230,878)	(441,139)
Other receivables-related parties	(147,100)	-
Inventories, net	(2,054,795)	885,549
Purchase deposits and prepaid expense	(429,052)	(1,089,182)
Advances on inventory purchases-related party	14,702	106,946
Accounts receivable - retainage	(4,092,665)	81,689
Accounts payable-trade	6,057,959	1,807,350
Other payables	756,683	(1,136,336)
Other payables - related parties	(29,002)	-
Accrued liabilities	1,030,155	601,564
Customer deposits	3,795,995	(114,511)
Customer deposits - related party	147,100	-
Taxes payable	3,497,989	873,859
Net cash provided by operating activities	5,490,259	20,094,012

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of intangible assets	(220,650)	(768,192)
Advances on equipment purchases	(617,694)	-
Cash paid for acquisitions	(28,546,000)	-
Purchases of equipment	(2,439,388)	(8,636,494)
Construction in progress	(861,280)	-
Proceeds from sale of equipment	4,910	-
Investment deposit	-	(6,010,190)
Net cash used in investing activities	(32,680,102)	(15,414,876)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash due to escrow covenant	105,616	(3,894)
Restricted cash due to notes payable	735,500	586,360
Repayment of notes payable	(735,500)	(586,360)
Other payables-related party	-	(505,130)
Cash proceeds from public offering and warrants exercised	23,881,858	-
Proceeds from short-term loan - banks and others	1,891,434	3,037,517
Repayments of short-term loan- banks and others	(4,888,065)	(6,733,530)
Proceeds from short-term loans-related parties	-	99,307
Repayments of short-term loans-related parties	(99,971)	(251,638)
Net cash provided by (used in) financing activities	20,890,872	(4,357,368)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	201,209	(80,065)

(DECREASE)/INCREASE IN CASH	(6,097,762)	241,703

CASH and CASH EQUIVALENTS, beginning of period	14,485,408	16,427,883

CASH and CASH EQUIVALENTS, ending of period	$8,387,646	$16,669,586

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$284,271	$138,133
Cash paid for income taxes	$8,180,186	$1,324,470